10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800

December 24, 2008

To the Audit Committee of the Board of Directors of NTS Mortgage Income Fund (the “Audit Committee”):

        NTS Development Company and Residential Management Company (collectively referred to herein as the “NTS”) agree to defer amounts owed to them by the NTS Mortgage Income Fund or its subsidiaries (the “Fund”) as of December 24, 2008, and to permit any such amounts to accrue from the date of this agreement through December 31, 2009, other than as permitted by cash flows of the Fund. As of December 24, 2008, the Fund owed $ 4,088,387.00 to NTS and their affiliates.

        NTS further agrees to advance to the Fund such monies as are reasonably necessary to cover any shortfalls for expenses incurred between December 24, 2008 and December 31, 2008, and for those expenses provided for in the Fund’s 2009 Budget as approved by the Fund’s Board of Directors. Unless NTS otherwise agrees, any such advances shall exclude the principal repayment in the amount of $2.0 million due on April 1, 2009 on the mortgage note owed by the Fund to National City Bank, the principal repayment in the amount of $1.0 million due on the National City Bank note on September 1, 2009 to obtain an extension of such note, and any other principal prepayments which may be requested or sought by National City Bank.

        The terms of any deferrals or advances from NTS will be presented to the Audit Committee for prior approval and may be documented through a promissory note or notes from the Fund to NTS or their affiliates. Any amounts so deferred or advanced by NTS shall accrue interest at the same rate as the NTS cost of funds rate which is currently the 30 day Libor rate plus 1.75 percent.

        NTS has the financial ability to allow such deferrals and advances and will provide evidence of such upon reasonable request of the Audit Committee.

/s/ J.D. Nichols —————————————— J.D. Nichols Chairman of NTS Development Company and Residential Management Company

/s/ Brian F. Lavin —————————————— Brian F. Lavin President of NTS Development Company and Residential Management Company